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                                  EXHIBIT 24(b)

                    Consent of Callister Nebeker & McCullough

                                 April 25, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

Re: Registration and Issuance of Zions Bancorporation Common Stock Issuable under Dividend Reinvestment and Common Stock Purchase Plan

         This Firm has acted as counsel to Zions Bancorporation, a Utah corporation (the "Company"), in providing an opinion (the "Opinion") with respect to the issuance of up to 200,000 shares of the Company's common stock without par value (the "Shares") for sale pursuant to the Zions Bancorporation Dividend Reinvestment and Common Stock Purchase Plan.

         We hereby consent to the use of our name in the Prospectus forming a part of the Registration Statement to which this letter is attached as an Exhibit, and therein being disclosed as counsel to the Company in rendering the Opinion in this matter.

                                Sincerely yours,

                                CALLISTER NEBEKER & McCULLOUGH

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